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                                                                     EXHIBIT 4.7

                         CONSOLIDATED AMENDMENT NO. 3 TO
    AMENDED AND RESTATED CREDIT AGREEMENT, AMENDED AND RESTATED REIMBURSEMENT
                         AGREEMENT AND PROMISSORY NOTE


         This Consolidated Amendment No. 3 to Amended and Restated Credit Agreement, Amended and Restated Reimbursement Agreement, and Promissory Note (this "AMENDMENT"), dated as of May 15, 2003, is entered into by and between SIFCO INDUSTRIES, INC. (the "BORROWER") and NATIONAL CITY BANK (the "BANK") for the purposes amending and supplementing the documents and instruments referred to below.

                                   WITNESSETH:

         Whereas, Borrower and Bank are parties to an Amended and Restated Credit Agreement made as of April 30, 2002, as amended by Letter Agreement dated August 1, 2002 (as amended, the "CREDIT AGREEMENT" providing for $6,000,000 of revolving credits; all terms used in the Credit Agreement being used herein with the same meaning); and

         Whereas, Borrower and Bank are parties to an Amended and Restated Reimbursement Agreement made as of April 30, 2002, as amended by Letter Agreement dated August 1, 2002 (as amended, the "REIMBURSEMENT AGREEMENT" pursuant to which a Letter of Credit was issued in the initial stated amount of $4,225,280; all terms used in the Reimbursement Agreement being used herein with the same meaning); and

         Whereas, Borrower and Bank are parties to Promissory Note made as of April 14, 1998 (the "TERM NOTE" providing for a $12,000,000 term loan; all terms used in the Term Note being used herein with the same meaning); and

         WHEREAS, the Credit Agreement, the Reimbursement Agreement and the Term Note were previously amended by Consolidated Amendment No. 1 and Consolidated Amendment No. 2; and

         Whereas, Borrower and Bank desire to further amend certain provisions of the Credit Agreement and the Reimbursement Agreement to, among other things,
(a) amend and/or waive certain financial covenants applicable thereto, and (b) supplement certain of the covenants therein; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION I - AMENDMENTS TO CREDIT AGREEMENT

            A. Section 2A.01 of the Credit Agreement is hereby amended to provide that, upon the execution and delivery of this Consolidated Amendment No 3, the Commitment and availability under the Credit Agreement shall not exceed Six Million dollars ($6,000,000), subject to the Borrowing Base limitations set forth below.

            B. Section 2A.02 of the Credit Agreement is hereby amended to extend the Expiration Date from MARCH 31, 2004 to JUNE 30, 2004.

            C. Section 2B.16 (II) of the Credit Agreement is hereby amended to read as follows:

           (ii) Advances for Subject Loans shall not initially exceed an amount equal to eighty percent (80%) of eligible accounts receivable (the "Borrowing Base") (to be determined by Bank), less a reserve in the amount of One Million Dollars ($1,000,000) (the "Reserve"), until such time as an equipment appraisal can be completed and received by the Bank, at which time a permanent Borrowing Base will be established. The Reserve shall be established the earliest to occur of (a) receipt of a federal tax refund or (b) within ninety (90) days of the date of this Amendment. The appraisal shall be at Borrower's cost and shall be completed no later than JUNE 30, 2003, unless a later date is agreed upon between the Borrower and the Bank. After completion and receipt of the appraisal, to go along with the field audit and real estate appraisal previously received by the Bank, Bank shall provide a borrowing base based upon the results of the field audit and appraisals.

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             D. Borrower and Bank further agree that this credit shall be monitored by the Bank on a "full following, daily reporting basis" utilizing a "cash collateral account established at the Bank pursuant to the terms of the Security Agreement between the Borrow and the Bank; provided, however, that if the outstandings under the Credit Agreement are below $4,000,000 and there is a minimum of a $1,000,000 availability in the borrowing base, reporting will be weekly rather than daily.

SECTION II - AMENDMENTS TO REIMBURSEMENT AGREEMENT

         A.Subsection 7(B) (PRETAX INTEREST COVERAGE) of the Reimbursement Agreement is hereby WAIVED through the period ending DECEMBER 31, 2004.

SECTION III - REPRESENTATIONS AND WARRANTIES

         Borrower hereby represents and warrants to Bank, to the best of Borrower's knowledge, that

             (A) none of the representations and warranties made in the Credit
                 Agreement, the Reimbursement Agreement or the Promissory Note (collectively, the "Loan Documents") has ceased to be true and complete in any material respect as of the date hereof; and

             (B) as of the date hereof no "Default" has occurred that is continuing under the Loan Documents.

SECTION IV -ACKNOWLEDGMENTS CONCERNING OUTSTANDING LOANS

         Borrower acknowledges and agrees that, as of the date hereof, all of Borrower's outstanding loan obligations to Bank are owed without any offset, deduction, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with each of Bank's parent company and with any subsidiary or affiliate company of such Bank or of such Bank's parent company.

SECTION V - REFERENCES

         On and after the effective date of this Amendment, each reference in the Credit Agreement, the Reimbursement Agreement or the Term Note to "this Agreement", "hereunder", "hereof", or words of like import referring to the Credit Agreement, Reimbursement Agreement or Term Note shall mean and refer to the Credit Agreement, Reimbursement Agreement and Term Note as amended hereby. The Loan Documents, as amended by this Amendment, are and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. To the extent any amendment set forth in any previous amendment is omitted from this Amendment, the same shall be deemed eliminated as between Borrower and the other parties hereto as of the date hereof. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Loan Documents or constitute a waiver of any provision of the Loan documents except as specifically set forth herein.

SECTION VI - COUNTERPARTS AND GOVERNING LAW

         This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.

         IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.


SIFCO INDUSTRIES, INC.                         NATIONAL CITY BANK


By:  /s/  Frank A Cappello                     By:  /s/  Terry Wolford
     -----------------------                   -------------------------
     Frank A. Cappello                         Terry Wolford
     Vice President-Finance and                Vice President
     Chief Financial Officer

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